Exhibit 99.1

FOR IMMEDIATE RELEASE

Labcorp Contacts:

Media: Christopher Allman-Bradshaw — 336-436-8263

Media@Labcorp.com

Investors: Chas Cook — 336-436-5076

Investor@Labcorp.com

LABCORP ANNOUNCES PROPOSED SALE OF SENIOR NOTES

BURLINGTON, N.C., May 12, 2021—Labcorp (NYSE: LH) (“Labcorp”) announced today that it plans to offer, subject to market and other conditions, senior notes that are expected to be issued in two tranches (the “Notes”). The Notes will be senior unsecured obligations and will rank equally with Labcorp’s existing and future senior unsecured debt.

Labcorp expects to use the net proceeds of the Notes offering to redeem, prior to maturity, its outstanding 3.20% Senior Notes due Feb. 1, 2022 and 3.75% Senior Notes due Aug. 23, 2022.

The joint book-running managers for the offering are BofA Securities, KeyBanc Capital Markets, and Wells Fargo Securities. The offering will be made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-234633) filed with the Securities and Exchange Commission (the “SEC”) on Nov. 12, 2019. A copy of the prospectus and related prospectus supplement may be obtained without charge from the SEC. Alternatively, a copy of the prospectus and related prospectus supplement may be obtained from BofA Securities by calling toll-free 1-800-294-1322, from KeyBanc Capital Markets by calling toll-free 1-866-227-6479, or from Wells Fargo Securities by calling toll-free 1-800-645-3751.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the accompanying prospectus.

About Labcorp

Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With over 70,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $14 billion in FY2020.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements including statements about the proposed offering of the Notes and use of proceeds therefrom. Each of the forward-looking statements is subject to change based on various important factors, including the risk that the offering may not be successful. As a result, readers are cautioned not to place undue reliance on any of Labcorp’s forward-looking statements. Labcorp has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks, and uncertainties that could affect operating and financial results is included in LabCorp’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in Labcorp’s other filings with the SEC.

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